NEWS RELEASE

For immediate release                                                    LK99-02
April 15, 1999


LAKEHEAD PIPE LINE PARTNERS, L.P. ANNOUNCES INCREASED CASH DISTRIBUTION AND REPORTS FIRST QUARTER FINANCIAL RESULTS

(DULUTH, MINNESOTA, APRIL 15, 1999) LAKEHEAD PIPELINE PARTNERS, L.P. (NYSE: LHP) today announced that it will increase its quarterly cash distribution to $0.875 per unit from $0.86 per unit. The distribution is payable May 14, 1999, to unitholders of record on April 30, 1999. The increase in cash distribution is the fourth consecutive annual increase and results in an annualized cash distribution of $3.50 per unit.

Commenting on the distribution increase, Mr. Stephen Wuori, President of Lakehead Pipe Line Company, Inc., the General Partner, said, "The increase reflects our continued positive outlook for the future. We are encouraged by the recent increase in crude oil prices which bodes well for western Canadian crude oil producers and for the long-term utilization of the Partnership's pipeline system."

The Partnership reported first quarter net income of $21.7 million, or $0.75 per unit, compared with 1998 first quarter net income of $22.9 million, or $0.80 per unit. Due to changes in working capital, cash from operating activities for the three months ended March 31, 1999 was $29.4 million compared with $41.8 million for the same period last year.

Operating revenue for the first quarter of 1999 was approximately the same as first quarter 1998 as a decline in deliveries was largely offset by increased tariffs. Total operating expenses for the first quarter decreased $4.1 million, or 9.1%, from the corresponding period last year. The decline resulted from lower power costs associated with reduced deliveries and lower operating and administrative costs due to cost control efforts by the Partnership and timing of maintenance activities. These savings were partially offset by increased depreciation expense resulting from the placing in service of System Expansion Program II. Interest expense increased $5.0 million due to higher borrowings associated with the Partnership's expansion projects.

First quarter deliveries averaged approximately 1.4 million barrels per day, 194,000 barrels per day lower than the same period in 1998. This decrease stems primarily from low crude oil prices since mid-1998 which reduced the supply of crude oil available to the Partnership. First quarter deliveries were also impacted by the process of filling new lines with crude oil and by maintenance activities at a number of refinery sites. The Partnership expects that average daily deliveries for 1999 will be approximately 1.5 million barrels per day, which is consistent with the estimate made in December 1998. Volumes nominated for transportation on the Lakehead System during April have increased over March, consistent with the recent improvement in world crude oil prices.


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Construction on the Terrace expansion is proceeding on schedule. The mainline expansion adds 95,000 barrels per day to capacity and is currently being filled with crude oil. The second stage of the project, to increase capacity a further 75,000 barrels per day by addition of pumping units, is on-target for service in the fourth quarter of this year. A tariff increase associated with the Terrace expansion became effective on April 1, 1999. During the first quarter, the Enbridge Toledo pipeline went into service connecting Partnership facilities in Michigan with refineries in Ohio. This pipeline benefits the Partnership by providing shippers with enhanced access to the Toledo market area.

This press release includes forward-looking statements within the meaning of the Securities Litigation Reform Act. Such statements are subject to various risks, including the availability of western Canadian crude oil and regulatory uncertainties, as well as other risks discussed in detail in the Partnership's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 1998.

Lakehead Pipe Line Partners, L.P. owns the United States portion of the world's longest liquid petroleum pipeline. Lakehead Pipe Line Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, holds a 16.6% interest in the Partnership and serves as General Partner. The Partnership's Class A Common Units are traded on the New York Stock Exchange under the symbol "LHP." Enbridge Inc. common shares are traded on the Toronto and Montreal stock exchanges under the symbol "ENB" and on the NASDAQ under the symbol "ENBRF." The Partnership's internet home page is located at http://www.lakehead.com


Investor Relations Contact:                               Media Contact:
Tracy Barker                                              Denise Hamsher
Telephone:  (403) 231-5949                                Telephone:  (218) 725-0140
Facsimile:  (403) 231-5989                                Facsimile:  (218) 725-0169
E-mail:  tracy.barker@corp.enbridge.com                   E-mail:  denise.hamsher@uspl.enbridge.com
TOLL-FREE:  (877) 575-3282

                        LAKEHEAD PIPE LINE PARTNERS, L.P.

                        CONSOLIDATED STATEMENT OF INCOME

---------------------------------------------------------------------------------------------
                                                                         Three months ended
                                                                               March 31,
(unaudited; dollars in millions, except per unit amounts)               1999            1998
---------------------------------------------------------------------------------------------
Operating Revenue                                                   $   74.0         $   72.9
---------------------------------------------------------------------------------------------
Expenses
     Power                                                              13.5             17.7
     Operating and administrative                                       13.8             16.8
     Depreciation(1)                                                    13.5             10.4
---------------------------------------------------------------------------------------------
                                                                        40.8             44.9
---------------------------------------------------------------------------------------------
Operating Income                                                        33.2             28.0
Interest and Other Income                                                1.5              2.9
Interest Expense                                                       (12.7)            (7.7)
Minority Interest                                                       (0.3)            (0.3)
---------------------------------------------------------------------------------------------
Net Income                                                          $   21.7         $   22.9
=============================================================================================
Net Income Per Unit (2)                                             $   0.75         $   0.80
=============================================================================================
Units Outstanding (millions)                                            26.2             26.2
=============================================================================================


OTHER FINANCIAL & OPERATING HIGHLIGHTS

(unaudited; three months ended March 31,)                                 1999          1998
----------------------------------------------------------------------------------------------
Cash Provided from Operating Activities (3) (millions)                $     29.4    $     41.8
Cash Distributions to Partners and Minority Interest  (millions)      $     24.8    $     22.0
Capital Expenditures (millions)                                       $     17.3    $     81.8
Deliveries (thousands of barrels per day)                                  1,394         1,588
Barrel Miles (billions)                                                       89            99
Average Haul (miles)                                                         705           691
==============================================================================================



(1) Revised depreciation rates were filed with the Federal Energy Regulatory Commission to be effective on January 1, 1999, to better represent the expected remaining service life of the pipeline system and to coincide with the in-service date for System Expansion Program II. Depreciation expense for the three-months ended March 31, 1999, is $1.6 million lower than it would have been under previous depreciation rates.

(2) Net income per unit is computed by dividing net income, after deduction of the General Partner's allocation, by the number of Class A and Class B Common Units outstanding. Net income allocated to the General Partner for the three-month period ended March 31, 1999, was $2.1 million as compared with $2.0 million for the same period last year.

(3) Certain comparative amounts are reclassified to conform with the current quarter's financial statement information presentation.